Exhibit 10.23
             Letter of Intent to acquire Phonecard Wholesalers, Inc.

                                                February 16, 1998

Lizette Rodriguez, President
Phonecard Wholesalers, Inc.
1103 Cassel Hill Avenue
Bronx, N.Y.  10461

    Re: Letter of Intent for Corporate Affiliation Between DIGITEC 2000, Inc.
        ("DIGITEC 2000") and Phonecard Wholesalers, Inc. ("Phonecard
        Wholesalers")

            Reference is made to the negotiations and discussions between the management and representatives of Phonecard Wholesalers and DIGITEC 2000 ("Parties") regarding a corporate affiliation between the Parties in which DIGITEC 2000 would acquire ownership of certain net assets of Phonecard Wholesalers, as agreed to by the parties, in exchange for the purchase price as described below ("Acquisition"). This letter, if accepted and approved by Phonecard Wholesalers as provided below, will constitute a Letter of Intent and Understanding pursuant to which the Parties will use their best efforts and due diligence to prepare and enter into a "Definitive Agreement" for the Acquisition.

            Subject to such changes and additional terms and conditions as to which the Parties may mutually agree, the Definitive Agreement will provide for:

            (1) Purchaser: The purchaser will be either DIGITEC 2000 or a corporation newly formed by DIGITEC 2000.

            (2) At completion of the Acquisition, DIGITEC 2000 will hold ownership of certain net assets of Phonecard Wholesalers, as agreed to by the parties.

            (3) Accounting FOR the Transaction: The Company intends to account for this transaction under purchase accounting as promulgated under Generally Accepted Accounting Standards due to the structure as a net asset purchase.

            (4) Purchase Price: The purchase price, subject to the evaluation of due diligence procedures will be as follows:

                  (a) The purchase price will equal the monthly average of net sales for the first three full calendar months subsequent to the closing date of the Definitive Agreement ("Purchase Price").
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                  (b) DIGITEC 2000 agrees to offset its existing receivable with
                  Phonecard Wholesalers as of the closing date of the Definitive Agreement as a down payment against the Purchase Price.

                  (c) DIGITEC 2000 agrees to accept and be responsible for accounts payable of Phonecard Wholesalers, as outstanding on the closing date of the Definitive Agreement, not to exceed $750,000, to be offset against the Purchase Price.

                  (d) DIGITEC 2000 will issue DIGITEC 2000, Inc. $0.001 par value Common Stock with an aggregate market value of $1,000,000 based upon the per share closing price of the Common Stock as defined by the NASDAQ Bulletin Board as of the closing date of the Definitive Agreement. The Common Stock delivered by DIGITEC 2000 and acquired by the shareholders of Phonecard Wholesalers shall be "restricted securities" as that term is defined under the Securities Act of 1933, as amended ("33 Act") and pursuant to the exemption from the registration requirements of Section 5 of the 33 Act provided by Section 4(2) thereof in a transaction not involving a public offering.

                  (e) DIGITEC 2000 will issue a note payable with interest at 1% above Chase Bank's Prime Rate, per annum, as of the closing date of the Definitive Agreement in monthly installments for 24 months for any remaining Purchase Price after the terms in
                  Section 4(a) through 4(d) have been fulfilled.

            (5) The Definitive Agreement will contain the customary and usual provisions with respect to representations and warranties of the Parties as reasonably requested by the respective counsel;

            (6) Confidentiality: The Parties shall use their best efforts to maintain at all times as confidential information the fact that you, or we, have executed this letter, the terms of this letter and the existence and content of any negotiations between us except that both parties may inform advisors, counsel, employees as considered necessary to consummate the transaction and make appropriate disclosures if required by appropriate laws.

            (7) Expenses: Purchaser and Seller shall bear their own costs and expenses.

            (8) Negotiations: The Parties agree to negotiate to determine if the Acquisition will be appropriate for the parties; provided, however, that either party may terminate negotiations at any time for any reason.

            (9) Due Diligence: The Parties agree that the above Letter of Intent is subject to due diligence procedures by both parties and that both parties agree to dispense information which is considered crucial to the evaluation of the Acquisition. This includes, but is not limited


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to, reasonable access to its premises and to all its books and records and will furnish such financial data, operating data and other financial information as the other party may reasonably request.

            If the foregoing accurately sets forth our agreement with respect to this matter, please execute and return a copy of this letter to me, whereupon this letter shall be considered to consummate a Letter of Intent among the Parties.


                                              Sincerely,

                                              /s/ Frank C. Magliato
                                              ------------------------
                                              Frank C. Magliato
                                              Chief Executive Officer
                                              DIGITEC 2000, Inc.
                                              A Nevada Corporation


AGREED AND ACCEPTED:


/s/ Lizette Rodriguez

------------------------
Lizette Rodriguez, President
Phonecard Wholesalers, Inc.,
A New York Corporation


Dated: Monday, February 16, 1998


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